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EXHIBIT 10(I)(a)(xxii)

                                                    August 22, 2003

Ms. Cathy Kilbane

Dear Cathy,

We are pleased to extend to you an offer of employment with American Greetings as Senior Vice President and General Counsel, reporting to me. We have agreed that, if you accept this offer, you will begin with us on a date that we will mutually determine.

The terms of this offer are that you will:

1. receive a base salary of $300,000 annually (less appropriate withholdings and deductions); this salary will be reviewed in April 2004 as part of the annual officer performance and salary review process, and may be adjusted as appropriate; the salary will be reviewed annually thereafter, and may be increased based on your performance;

2. receive a sign on bonus of $30,000, less appropriate withholdings and deductions; one-third of this bonus will be paid within your first two weeks of employment, the second third will be paid six months after your date of employment, and the last third will be paid twelve months after your date of employment;

3. participate in the Key Management Annual Incentive Plan at the Senior Vice President level (70% target payout, with the payouts increased or decreased from target based on actual business unit, corporate and individual performance); the payout from this Plan for this fiscal year, if any, will be based on your actual base salary earnings for the fiscal year; details of the Plan are described in the enclosed booklet,

4. participate in the American Greetings Stock Option Plan at the Senior Vice President level:

            a) 20,000 options on American Greetings Class A Common Stock will be granted within 30 days of the date you begin your employment with American Greetings; the grant price will be the closing price of the stock on the date of grant:

                  - 15,000 of these options shall vest one year from the date of grant;

                  - 5,000 of these options shall vest two years from the date of grant.

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Ms. Cathy Kilbane
Page 2

            b) 10,000 additional options will be granted annually thereafter (the size of these grants may be increased or decreased based on individual performance; the actual grant date shall be the date approved by the Board of Directors for the general grant to all employees):

                        - 5,000 options from each grant will vest one year from the date of the grant;

                        - 5,000 options from each grant will vest two years from the date of the grant.

            c) the details of this Plan are described in the enclosed booklet.

5. be eligible to participate in the American Greetings flexible benefits program, which includes such benefits as health care, disability and life insurance; an overview of this program is described in the enclosed Benefits-at-a-Glance booklet.

6. be eligible to participate in the American Greetings Retirement Profit Sharing and Savings Plan; the details of this Plan are described in the enclosed booklet and Summary Plan Description.

7. receive other benefits normally provided to Senior Vice Presidents, such as the personal use of a company automobile, and additional company paid life, AD&D and personal liability insurances; the details of these benefits as currently provided are described in the enclosed Executive Benefits booklet.

Cathy, congratulations. We believe that you can make significant contributions to our efforts. We look forward to your acceptance of this offer.

Very truly yours,

/s/ Zev Weiss
----------------------------
Zev Weiss
Chief Executive Officer
American Greetings

encls.

cc: Morry Weiss
    Pam Linton

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